                                                                      EXHIBIT 11



                            THE GYMBOREE CORPORATION
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)




                                                     13 WEEKS ENDED                      39 WEEKS ENDED
                                             ----------------------------          --------------------------
                                              OCT. 30            OCT. 31            OCT. 30           OCT. 31
                                                1999              1998                1999             1998
                                             ---------          ---------          --------          --------
                                            (Restated)                            (Restated)
                                             (Note 9)                              (Note 9)
NET INCOME (LOSS)                            $    (667)         $    (273)         $ (5,302)         $  3,044
                                             =========          =========          ========          ========

Weighted average number of shares
outstanding during the period:

Common Stock                                    24,345             24,172            24,299            24,153

 Add incremental shares from assumed
 exercise of stock options (1)                      --                 --                --                60
                                             ---------          ---------          --------          --------


Weighted average common and common
 equivalent shares outstanding                  24,345             24,172            24,299            24,213
                                             =========          =========          ========          ========


BASIC NET INCOME (LOSS) PER SHARE            $   (0.03)         $   (0.01)         $  (0.22)         $   0.13
                                             =========          =========          ========          ========

DILUTED NET INCOME (LOSS) PER SHARE          $   (0.03)         $   (0.01)         $  (0.22)         $   0.13
                                             =========          =========          ========          ========




(1) Options to purchase weighted average shares totaling 25, 15 and 88 for the 13 weeks ended October 30, 1999 and October 31, 1998 and the 39 weeks ended October 30, 1999, respectively and were not included in the computation of diluted income (loss) per share because to do so would have been antidilutive.